Exhibit 99.1

                       Robocom Systems International Inc.
                     Declares a Dividend of $0.57 per Share

WOODBURY, NY, July 17, 2006 - Robocom Systems International Inc. (OTCBB: RIMS) announced today the results of its annual meeting of shareholders held on June 28, 2006.

The Company's shareholders approved an amendment to the Articles of Incorporation to increase the total number of authorized shares of Common Stock from 30,000,000 shares to 125,000,000 shares, to permit the shareholders to act without a meeting by written consent of the holders of less than all of the outstanding shares and to prescribe a majority vote of the outstanding shares for the adoption or approval of a plan of merger or consolidation, the sale, lease, exchange or other disposition of all or substantially all of the assets of our company, or a plan of binding share exchanges. At the meeting, the shareholders also approved the nominations to the Board of Directors and the ratification of the Company's independent auditors.

Upon approval of the amendment to the Articles of Incorporation, the Board of Directors approved the payment of the dividend declared by the Board on April 17, 2006. The Company will pay a dividend to its shareholders of record on July 14, 2006 totaling approximately $2,760,000, or $0.57 per share, less any applicable withholding tax.

The Company expects this dividend to be paid to its shareholders in late July 2006. This dividend represents approximately 87% of the total assets of the Company.

The Company has not yet made any firm determination about future business plans and is considering several alternatives, including a possible transaction in which the Company sells or merges its "public shell" corporation to or with a private operating business whereby the Company's shareholders would retain some ownership interest in the surviving public corporation. Currently, the Company has no commitments or agreements with any other person or entity regarding a proposed transaction.

Irwin Balaban, Robocom's President and CEO, said, "I am pleased to be able to distribute this dividend to our shareholders while we continue to look for the right fit in a merger transaction."

For more information, please contact Investor Relations at 17 Fairbanks Blvd., Woodbury, NY 11797.